                                                                    Exhibit 99.1

                               AVICI SYSTEMS INC.

                              101 Billerica Avenue
                      North Billerica, Massachusetts 01862

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Avici Systems Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                     Very truly yours,

                     Avici Systems, Inc.

                     /s/ Paul F. Brauneis

                     Paul F. Brauneis
                     Chief Financial Officer, Treasurer and
                     Senior Vice President of Finance and Administration